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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



      Date of Report (date of earliest event reported): September 21, 2000


                           TRANSOCEAN SEDCO FOREX INC.
             (Exact name of registrant as specified in its charter)



         CAYMAN ISLANDS                  333-75899                  N/A

(State or other jurisdiction of      (Commission File         (I.R.S. Employer
 incorporation or organization)           Number)            Identification No.)



                                4 GREENWAY PLAZA
                              HOUSTON, TEXAS 77046
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (713) 232-7500
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                                EXPLANATORY NOTE

     The registrant is filing this Form 8-K in connection with the filing of a Registration Statement on Form S-4 relating to the merger of Transocean Sedco Forex Inc. and R&B Falcon Corporation. This Form 8-K reports the events described below under Item 5 and presents in more detail the pro forma financial information for the year ended December 31, 1999 of Transocean Offshore Inc. and Sedco Forex Holdings Limited, as previously reported in the registrant's annual report on Form 10-K and incorporated by reference in the Form S-4.

ITEM 5.  OTHER EVENTS

     The Company is a defendant in Verdin v. R&B Falcon Drilling USA, Inc., et al., Civil Action No. G-00-488, in the United States District Court for the Southern District of Texas, Galveston Division. R&B Falcon Drilling USA is a wholly owned indirect subsidiary of R&B Falcon Corporation. In this suit, plaintiff Raymond Verdin, who purports to be an "offshore worker" previously employed by R&B Falcon Drilling USA, alleges that R&B Falcon Drilling USA, the Company and a number of other offshore drilling contractors with operations in the Gulf of Mexico have engaged in a conspiracy to depress wages and benefits paid to their offshore employees. Plaintiff contends that this alleged conduct violates federal and state antitrust laws. Plaintiff seeks an unspecified amount of treble damages, attorneys' fees and costs on behalf of himself and an alleged class of offshore workers. The Company vigorously denies these allegations and does not expect that the outcome of this matter will have a material adverse effect on its business or financial position.

     Each of Messrs. W. Dennis Heagney, Robert L. Long, Jon C. Cole, Donald R. Ray and Eric B. Brown and Ms. Barbara S. Koucouthakis are parties to employment agreements with the Company as described in the Company's proxy statement filed with the Securities and Exchange Commission on April 3, 2000. Such agreements presently provide that the executives may leave for any reason during January 2001 and receive the payments defined in the employment agreements, which generally guarantee a minimum salary and bonus for a period of three years. In order to induce the executives to remove such right and remain with the Company, the Company has offered the executives either (a) a cash payment equivalent to the amount otherwise due under the employment agreement as if the executive left in January 2001 to be vested and paid, with interest, over a three year period in equal annual installments commencing January 2002, in exchange for termination of the employment agreement (such amounts would become payable if the executive remained employed, and would become payable in a lump sum if the executive's termination occurred due to death, disability or termination without cause, or due to certain reductions in authority or base salary), or (b) an extension of the existing employment agreement for three years beyond the current one month trigger period with a first term of 18 months during which the employee commits to remain with the Company, followed by an additional term of eighteen months during which the employee can self trigger the payment rights, with interest, under the employment agreement by terminating his or her employment.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)      PRO FORMA FINANCIAL INFORMATION

     On December 31, 1999, the merger of Transocean Offshore Inc. ("Transocean") and Sedco Forex Holdings Limited ("Sedco Forex") was completed. Sedco Forex was the offshore contract drilling service business of Schlumberger Limited ("Schlumberger") and was spun-off immediately prior to the merger transaction. As a result of the merger, Sedco Forex became a wholly owned subsidiary of Transocean, which changed its name to Transocean Sedco Forex Inc.

     The unaudited condensed pro forma combined statement of operations of Sedco Forex and Transocean for the year ended December 31, 1999 is presented assuming the spin-off and the merger were completed on January 1, 1999. If Sedco Forex had been spun off and combined with Transocean in the past, Transocean Sedco Forex might have performed differently. You should not rely on the pro forma financial information as an indication of the financial position or results of operations that Transocean Sedco Forex would have achieved had the spin-off and merger taken place earlier or of the future results that Transocean Sedco Forex will achieve after the merger.

     The pro forma combined financial information of Transocean Sedco Forex was prepared using the purchase method, with Sedco Forex treated as the acquiror for accounting purposes. The assets and liabilities of Sedco Forex were recorded at historical amounts, without restatement to fair values. The assets and liabilities of Transocean were recorded at their preliminary estimated fair values at the date of merger, with the excess of the purchase price over the sum of such fair values recorded as goodwill. The preliminary estimated fair values are subject to change. Reclassifications were made to the historical amounts to conform to the pro forma presentation.

     The Transocean Sedco Forex unaudited condensed pro forma combined financial statements reflect a total purchase price of $2.99 billion, which was based on the calculated market capitalization of Transocean, using an average closing price of Transocean ordinary shares for a period immediately before and after July 12, 1999, the date the merger was announced, plus the estimated fair value of Transocean's stock options at the merger date, which were assumed by Transocean Sedco Forex.


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                          TRANSOCEAN SEDCO FOREX INC.
         UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                HISTORICAL                           PRO FORMA
                                       --------------------------      --------------------------------
                                       SEDCO FOREX     TRANSOCEAN      ADJUSTMENTS (1)        COMBINED
                                       -----------     ----------      ---------------        ---------
                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues                      $ 648,236      $ 930,822         $      --            $1,579,058
                                        ---------      ---------         ---------            ---------
Costs and Expenses
  Operating and Maintenance               450,282        474,885                --              925,167
  Depreciation and Amortization           131,933        129,708            40,301(1a)          301,942
  General and Administrative               16,703         45,529                --               62,232
                                        ---------      ---------         ---------            ---------
                                          598,918        650,122            40,301            1,289,341
                                        ---------      ---------         ---------            ---------
Operating Income (Expense)                 49,318        280,700           (40,301)             289,717
Other Income (Expense), Net                   (37)         9,291             2,397(1b)           11,651
                                        ---------      ---------         ---------            ---------
Income Before Income Taxes                 49,281        289,991           (37,904)             301,368
  and Minority Interest
Minority Interest                             474             11                --                  485
Income Tax Expense (Benefit)               (9,296)        81,193            (8,912)(1c)          62,985
                                        ---------      ---------         ---------            ---------
Net Income                              $  58,103      $(208,787)        $ (28,992)           $ 237,898
                                        =========      =========         =========            =========
Earnings Per Share
  Basic                                                $    2.08                              $    1.13
                                                       =========                              =========
  Diluted                                              $    2.07                              $    1.13
                                                       =========                              =========
Weighted Average Shares Outstanding
  Basic                                                  100,360           109,564(2)           209,924
  Diluted                                                100,887           109,636(3)           210,523




























                  See Notes to the Transocean Sedco Forex Inc.
          Unaudited Condensed Pro Forma Combined Financial Statements.

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                          TRANSOCEAN SEDCO FOREX INC.
                     NOTES TO UNAUDITED CONDENSED PRO FORMA
                          COMBINED FINANCIAL STATEMENTS
                (AMOUNTS IN THOUSANDS UNLESS OTHERWISE INDICATED)

(1) A summary of the pro forma adjustments to effect the merger is as follows:

     (a) Depreciation and amortization -- A reconciliation of the pro forma adjustment to depreciation and amortization is as follows:

                                                                                                  PRO FORMA
                                                                                                  YEAR ENDED
                                                                                               DECEMBER 31, 1999
       ----------------------------------------------------------------------------------------------------------

       Additional depreciation resulting from the
         adjustment to fair value of Transocean's
         property and equipment                                                                    $   31,538
       Amortization of goodwill resulting from the
         merger over a 40-year estimated life                                                           8,763
       ----------------------------------------------------------------------------------------------------------
            Total pro forma adjustment to depreciation
                and amortization                                                                   $   40,301
       ==========================================================================================================

     (b) Other income (expense), net -- Represents the elimination of interest expense associated with related party debt partially offset by interest expense on third party debt used to refinance the debt balance owed to Schlumberger at an assumed rate of 5.85 percent.

     (c) Income taxes -- Represents the incremental benefit from U.S. and foreign income taxes related to pro forma adjustments. The amortization of goodwill and the incremental interest expense adjustments were assumed to be nondeductible for tax purposes.

(2) Basic earnings per share -- The adjustment to pro forma basic shares outstanding represents the total Transocean shares issued pursuant to the merger agreement.

(3) Diluted earnings per share -- The adjustment to pro forma diluted shares outstanding is the sum of the total Transocean shares issued pursuant to the merger agreement and the dilutive effect of Transocean Sedco Forex stock options granted to certain Sedco Forex employees.

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                           TRANSOCEAN SECO FOREX INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION

     In reviewing the Unaudited Condensed Pro Forma Combined Financial Statements, the additional supplemental financial information discussed below should be considered.

Related Party Transactions

     Sedco Forex paid insurance premiums to third-party insurance companies for some risks where the insurance risk was then assumed by a wholly-owned affiliate of Schlumberger through a reinsurance program. Transocean Sedco Forex did not continue this insurance program following the merger. The historical Sedco Forex financial statements included insurance expense of approximately $24 million for the year ended December 31, 1999 for this insurance program.

     Schlumberger cost allocations for research and engineering and general and administrative expenses, which amounted to $13 million for the year ended December 31, 1999, will not be incurred by Transocean Sedco Forex following the merger. However, some of this expense reduction will be offset by the costs incurred by Transocean Sedco Forex to replace these services through contractual arrangements with Schlumberger or other third parties.

Depreciation Expense

     Depreciation expense of $132 million for the year ended December 31, 1999 was included in the Sedco Forex historical financial statements. As a result of the merger, Transocean Sedco Forex has conformed the estimated lives of the Sedco Forex rigs and associated equipment to those used by Transocean for similar assets. Since the useful lives used by Transocean are generally longer than those used by Sedco Forex, the result will be lower depreciation expense. The change in estimated lives would have reduced historical Sedco Forex depreciation expense by approximately $68 million for the year ended
December 31, 1999.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on September 22, 2000.


                                        TRANSOCEAN SEDCO FOREX INC.



                                        By:       /s/ Ricardo H. Rosa
                                            -------------------------------
                                             Ricardo H. Rosa
                                             Vice President and Controller
                                             (Principal Accounting Officer)


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